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                                                                    Exhibit 11.1

In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided below.

(Unaudited and in thousands, except per share amounts)

                                                           SIX MONTHS ENDED
                                                   -------------------------------
NUMERATOR - BASIC AND DILUTED EPS:                 JUNE 30, 2001     JUNE 30, 2000
                                                   -------------     -------------
       Net loss                                      $(19,010)         $ (5,109)
Denominator - Basic EPS:
       Weighted average common shares                  34,358            34,088
                                                     --------          --------
Basic loss per share                                 $  (0.55)         $  (0.15)
                                                     ========          ========
Denominator - Diluted EPS:
       Denominator - basic EPS                         34,358            34,088
Effect of dilutive securities
       Common stock options                                 0                 0
       Common Stock Purchase Warrants                       0                --
                                                     --------          --------
Weighted average diluted shares                        34,358            34,088
                                                     --------          --------
Diluted loss per share                               $  (0.55)         $  (0.15)
                                                     ========          ========